Exhibit 99.1

Equinix Investor Relations Contact:

Jason Starr

Equinix, Inc.

(650) 513-7402

jstarr@equinix.com

EQUINIX ANNOUNCES PROPOSED $75 MILLION CONVERTIBLE SUBORDINATED

NOTES OFFERING

Foster City, CA, February 4, 2004 – Equinix, Inc. (Nasdaq: EQIX), the leading provider of network-neutral data centers and Internet exchange services, today announced that it intends to offer, subject to market and other conditions, $75 million of Convertible Subordinated Notes due 2024. Equinix intends to use the net proceeds from this offering, together with existing cash to the extent necessary, to redeem its 13% senior notes, to repay amounts outstanding under its credit facility and capital leases and for working capital and capital expenditures.

The notes will be the Company’s general unsecured obligations and will be subordinated in right of payment to all of its existing and future senior debt. The notes will be convertible at the option of the holder under certain circumstances prior to maturity into shares of common stock of Equinix at a conversion price to be determined. The Company expects to grant the initial purchasers in this offering the option to purchase up to an additional $11.25 million of convertible subordinated notes.

The offer will be made to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, and outside the United States pursuant to Regulation S of the Securities Act. The convertible subordinated notes and the shares of Equinix common stock issuable upon the conversion of the notes will not be registered under the Securities Act and may not be offered or sold in the United States or to a U.S. person absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About Equinix

Equinix is the leading global provider of network-neutral data centers and Internet exchange services for enterprises, content companies, systems integrators and network services providers. Through the company’s 14 Internet Business Exchange™ (IBX®) centers in five countries, customers can directly interconnect with every major global network and ISP for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the Internet by serving as neutral and open marketplaces for Internet infrastructure services, allowing customers to expand their businesses while reducing costs.

Equinix and IBX are registered trademarks of Equinix, Inc. Internet Business Exchange is a trademark of Equinix, Inc.

Note: This press release contains certain statements relating to Equinix Inc.’s intention to offer convertible subordinated notes, the intended use of the proceeds from such offering, and the anticipated terms of said notes, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. There can be no assurances that Equinix Inc. will complete the offering on the anticipated terms or at all. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors, including market and other conditions. More detailed information about these and other factors is set forth in Equinix Inc.’s Annual Report on Form 10-K and in other reports which the Company from time to time files with the Securities and Exchange Commission, available publicly on the SEC’s Web site, http://www.sec.gov.

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